Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements on Form S-3 (File Nos. 333-208679, 333-201797, and 333-191819) and Form S-8 (File Nos. 333-169742 and 333-196067) of S&W Seed Company of our report dated September 15, 2016 relating to the consolidated financial statements, appearing in this Annual Report on Form 10-K.

/s/ Crowe Horwath LLP

San Francisco, California
September 15, 2016